EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITOR'S


         We consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to the Shenandoah Telecommunications Company (the "Company") Stock Incentive Plan, of our report dated January 26, 1996, on our audits of the consolidated balance sheets of the Company and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of income, retained earnings and cash flows for the years then ended, which report is included in the 1995 Annual Report to Security Holders, which is incorporated by reference into the Form 10-K of the Company for the year ended December 31, 1995.

                                    /s/ McGLADREY & PULLEN, LLP


Richmond, Virginia
February 11, 1997